FORM OF RESTRICTED

STOCK AWARD AGREEMENT

This Restricted Stock Award ("Award") is made this [insert date] ("Date of Grant"), by Heritage-Crystal Clean, Inc. (the "Company") to [Name] (the "Grantee").

1. AWARD OF RESTRICTED STOCK. The Company hereby grants to Grantee a total of [number of shares] shares of Company Common Stock, par value $0.01 per share (the "Restricted Stock") subject to the terms and conditions set forth below and made under the Heritage - Crystal Clean, Inc. Omnibus Incentive Plan of 2008 (the "Plan") which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.

2. RESTRICTIONS. The Restricted Stock is being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the "Restrictions") which shall lapse, if at all, as described in Sections 3 and 4 below. For purposes of this Award, the term Restricted Stock includes any additional shares of Common Stock granted to the Grantee with respect to the Restricted Stock, while it is subject to the Restrictions.

a.
Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge, or otherwise transfer any of the Restricted Stock while it is subject to Restrictions. The Restricted Stock shall be forfeited if Grantee violates or attempts to violate these transfer restrictions.

b.
Any Restricted Stock remaining subject to the Restrictions shall be automatically forfeited upon the Grantee's termination of employment with the Company or its subsidiary, Heritage - Crystal Clean, LLC (collectively, the “HCCI Companies”) for any reason other than death, permanent disability, or retirement. The HCCI Companies will not be obligated to pay Grantee any consideration whatsoever for forfeited Restricted Stock.

3. LAPSE OF RESTRICTIONS. The Restrictions shall lapse as follows:

a.	1/3 shares of Restricted Stock shall no longer be subject to the Restrictions on or after January 1, [first year following the grant date].

b.	1/3 shares of Restricted Stock shall no longer be subject to the Restrictions on or after January 1, [second year following the grant date].

c.	1/3 shares of Restricted Stock shall no longer be subject to the Restrictions on or after January 1, [third year following the grant date].

Upon the termination of Grantee’s employment due to death or permanent disability, the Restrictions shall immediately lapse as to any shares of Restricted Stock held by Grantee at the time of such termination. Upon the termination of Grantee’s employment by reason of “retirement,” any shares of Restricted Stock held by Grantee at the time of such termination shall thereafter be released from the forfeiture restrictions set out in Section 2(b) hereof, but such shares shall continue to be subject to the transfer restrictions set out in Section 2(a) hereof through the applicable vesting dates set out above, provided however that any shares that are returned to the Company to satisfy Grantee’s withholding taxes under Section 8 hereof shall be released from such transfer restrictions. Notwithstanding anything to the contrary herein whether express or implied, Grantee shall be treated as having terminated by reason of a “retirement” only upon a voluntary termination that the Compensation Committee agrees, in its sole discretion, to treat as a retirement for purposes of this Award.

4. CHANGE IN CONTROL. Any remaining Restrictions shall also lapse at the effective time of a "Change in Control" of the Company as defined in the Plan.

5. ADJUSTMENTS. If the number of outstanding shares of Common Stock of the Company is changed as a result of stock dividend, stock split, or the like without additional consideration to the Company, the number of shares of Restricted Stock subject to this Award shall be adjusted to correspond to the change in outstanding shares.

6. VOTING AND DIVIDENDS. Subject to the Restrictions contained in Section 2 hereof, Grantee shall have all rights of a stockholder of the Company with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock and the right to receive any cash or stock dividends. Stock dividends issued with respect to the Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. If a dividend is paid in other property, the Grantee will be credited with the amount of property which would have been received had the Grantee owned a number of shares of Common Stock equal to the number of Restricted Stock credited to his or her account. The property so credited will be subject to the same Restrictions and other terms and conditions applicable to the Restricted Stock and will be paid out in kind at the time the Restrictions lapse.

7. DELIVERY OF CERTIFICATES OR EQUIVALENT. The Restricted Stock shall be registered in Grantee's name, but held by the Company. Upon the lapse of Restrictions applicable to the Restricted Stock, the Company shall deliver to the Grantee either a) a certificate representing a number of shares of Common Stock equal to the number of shares of Restricted Stock then subject to this Award or b) the same number of shares held in book entry in the Grante’s name at the Company’s transfer agent.

8. WITHHOLDING TAXES. The Company is entitled to withhold an amount equal to minimum statutory withholding taxes required for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Restricted Stock, or to otherwise require a direct payment of cash or other readily available funds from the Grantee. The Company may permit the Grantee to satisfy any withholding obligation in whole or in part by retaining shares of the Restricted Stock having a fair market value on the date the Restrictions lapse equal to the minimum amount required to be withheld. Fair market value for this purpose shall be the closing price for a share of the Company's Common Stock on the last trading day before the date the applicable taxable event. The official source for the closing price is the closing price per the NASDAQ.com website.

9. NOTICES. Any written notice under this Award shall be deemed given on the date that is two business days after it is sent by registered or certified mail, postage prepaid, addressed either to the Grantee at his or her address set forth below or to the Company to Attention: Corporate Controller. The Grantee and the Company may change the address to which notices are to be delivered by giving the other party notice in the manner set forth herein.

10. Public Offer Waiver. By voluntarily accepting this Award, Grantee acknowledges and understands that his or her rights under the Plan are offered strictly as an employee of the HCCI Companies and that this Award is not an offer of securities made to the general public.
11. Transferability of Shares. Grantee may not offer, sell, or otherwise dispose of any Restricted Stock in a way which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions on the Restricted Stock received by Grantee pursuant to this Award.
12. Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.
13. Interpretations. Any dispute, disagreement, or question which arises under, or as a result of, or in any way relates to the interpretation, construction, or application of the Plan or this Agreement will be determined and resolved by the Compensation Committee of the Company's Board of Directors (the “Committee”) or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

14. No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, Grantee acknowledges and understands that this Award shall not form part of any contract of employment between Grantee and any of the HCCI Companies. Nothing in this Agreement or the Plan confers on Grantee any right to continue in the employ of the HCCI Companies or in any way affects the HCCI Companies' right to terminate the Grantee's employment without prior notice at any time or for any reason. Grantee further acknowledges that this Award is for future services to the HCCI Companies and is not under any circumstances to be considered compensation for past services.

15. Consent to Transfer Personal Data. By accepting this Award, Grantee voluntarily acknowledges and consents to the collection, use, processing, and transfer of personal data as described in this Paragraph. Grantee is not obliged to consent to such collection, use, processing, and transfer of personal data. The HCCI Companies hold certain personal information about Grantee, that may include Grantee name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee's favor, for the purpose of managing and administering the Plan (“Data”). The HCCI Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of Grantee's participation in the Plan, and the HCCI Companies may further transfer Data to any third parties assisting the HCCI Companies in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee's behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

16. Miscellaneous.

a.Modification. The grant of this Award is documented by the records of the Committee or its delegate which shall be the final determinant of the number of shares granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair Grantee's rights under this Agreement without Grantee's consent. Except as in accordance with the two immediately preceding sentences and Paragraph 17, this Agreement may be amended, modified, or supplemented only by an instrument in writing signed by both parties hereto.

b.    Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof. All other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state's conflict of law principles. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

c.    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

d.    Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

e.    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

f.    Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, Grantee agrees that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the HCCI Companies may make or be required to make to Grantee in the future, regardless of the jurisdiction in which Grantee may be located.

17. Amendment. By accepting this Award, Grantee agrees that the granting of the Award is at the discretion of the Committee and that this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement or the Plan, or to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

18. Plan Documents. The Plan is available by contacting the Company.

GRANTEE	HERITAGE-CRYSTAL CLEAN, INC.
By:	By:
Print Name:	Print Name:
Title: